SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cardica, Inc.
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Letter to Cardica Stockholders

December 5, 2014

Dear Cardica Stockholders,

As you are most likely aware, the Cardica Board of Directors has taken steps to end the proxy contest with Broadfin Capital LLC (“Broadfin”) by having three of its directors, Kevin Larkin, Richard Powers and Jeffrey Purvin, agree to not stand for reelection to the Board of Directors, thereby guaranteeing that Broadfin’s three nominees will be elected to the Board of Directors. As a result, after the 2014 Annual Meeting, Cardica’s Board of Directors will be composed of Cardica’s slate of five director nominees and Broadfin’s three director nominees.

Cardica greatly appreciates the work of its existing Board members who form a strong Board of Directors overseeing management in solving the many challenges of a company developing innovative technical products. However, the Board determined that the best course of action was to welcome the Broadfin director nominees and move forward on devoting Cardica’s resources and attention on improving the performance of the MicroCutter XCHANGE® 30.

We are also writing to advise you that Cardica’s Board of Directors recently became aware that the Board of Directors inadvertently made several grants of stock options under its 2005 Equity Incentive Plan (the “Plan”) in excess of the amounts allowed under the Plan, including a grant in fiscal 2014 to Bernard Hausen, Cardica’s Chief Executive Officer, in the amount of 320,000 shares, and a grant in fiscal 2014 to Liam Burns, Cardica’s Vice President of Sales and Marketing, in the amount of 500,000 shares. As a result, the amounts of these grants in excess of that allowed under the Plan have been canceled, including a portion of the grant to Dr. Hausen covering 120,000 shares that would have vested with respect to 66,667 shares in 2016 and 53,333 shares in 2017, and a portion of the grant to Mr. Burns covering 300,000 shares that would have vested with respect to 50,000 shares in 2015 and 125,000 shares in each of 2016 and 2017. If the Board had originally made these two grants in the amount of the 200,000 shares not canceled, the amounts appearing in the Summary Compensation Table for Fiscal 2014 in Cardica’s proxy statement in each of the columns entitled “Option Awards” and “Total” would have been lower for Dr. Hausen in the amount of $128,800, and lower for Mr. Burns in the amount of $298,408.

In the course of its investigation of these grants, the Board reviewed all grants since inception of the Plan and identified four additional grants made in 2009 that exceeded the limitations set forth in the Plan. The Board has canceled the portions of these option grants made in excess of the limitations, which cover 654,935 shares (453,000 shares from Dr. Hausen; 43,300 shares from Frederick Bauer, our Vice President, Operations; 128,340 shares from. Bryan Knodel, Ph.D., our Vice President, Research & Development; and 30,295 shares from Robert Newell, our Chief Financial Officer). The aggregate value of the canceled portion of these four grants, calculated as of the date of cancellation, December 5, 2014, is $105,375.

All of the executive officers to whom these grants were made consented to the cancellation of the amounts in excess of the limits without receiving any consideration for the cancellations. The Board also identified one grant made in 2011 that exceeded the limitations set forth in the Plan; however, that grant was made to an individual who is no longer employed with Cardica, and that option was canceled prior to any exercise, and so no further action was necessary. The Board is in the process of implementing procedures to assure that no further grants are made in excess of the limitations set forth in the Plan.

Important Information

Cardica has filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement relating to Cardica’s 2014 Annual Meeting of Stockholders. Stockholders are urged to read the proxy statement and any related documents when they become available as they contain important information. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Cardica at the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Cardica’s website at www.cardica.com. Stockholders may also contact McKenzie Partners with questions or requests for additional copies of the proxy materials by calling toll free at (800) 322-2885. Cardica’s directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders. Information regarding the names and special interests of these directors and executive officers in proxy solicitation is or will be included in the proxy statement described above.